INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statement No. 33-88072 of Camco Financial Corporation on Form S-8 of our report dated March 4, 1994 (except for share and per share data as described in Note 1 as to which the date is May 24, 1994), appearing in this Amendment No. 1 to the Annual Report on Form 10-KSB/A of Camco Financial Corporation for the year ended December 31, 1995.


DELOITTE & TOUCHE LLP


Columbus, Ohio
November 20, 1996